CONVERSION AGREEMENT

THIS CONVERSION AGREEMENT (the “Agreement”), dated as of July 9, 2013 (the “Effective Date”), is made by and between Berkshire Homes, Inc., a Nevada corporation (“Company”) and [____] (“Holder”).

WHEREAS, the Company has previously sold to the Holder the following 16% promissory notes (collectively, the “Notes”): (1) 16% promissory note dated January 20, 2012 in the principal amount of $100,000; (2) 16% promissory note dated February 16, 2012 in the principal amount of $100,000; (3) 16% promissory note dated May 22, 2013 in the principal amount of $200,000 and (4) 16% promissory note dated February 4, 2013 in the principal amount of $100,000.

WHEREAS, the Company desires for the Holder to convert (the Note Conversions”) all accrued but unpaid interest on the Notes (the “Accrued Note Interest”), calculated as of the Effective Date into an aggregate of 6,250,000 shares (which number of shares are calculated on the basis of a pre-split recapitalization expected to occur) of the Company’s common stock, $0.0001 par value per share (the “Conversion Shares”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Holder agree as follows:

1.             Terms of the Conversion. Holder hereby agrees to convert the Accrued Note Interest, calculated as of the Effective Date, into the Conversion Shares and in consideration therefor, the Company shall deliver the Conversion Shares to the Holder at Closing.

2.            Closing.   Upon satisfaction of the conditions set forth herein, a closing (the “Closing”) shall occur at the principal offices of the Company, or such other location as the parties shall mutually agree. At Closing, Holder shall deliver this Agreement to the Company and the Company shall deliver to such Holder a certificate in the name of the Holder evidencing the Conversion Shares.

3.            Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4.             Representations and Warranties of the Holder. The Holder represents and warrants as of the date hereof and as of the Closing to the Company as follows:

a.           Authorization; Enforcement. The Holder has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Holder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Holder and no further action is required by the Holder.  This Agreement has been (or upon delivery will have been) duly executed by the Holder and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b.             Restricted Securities.  The Holder understands that the Conversion Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and that certificates evidencing the Conversion Shares may bear a legend to that effect.

c.             Investment Intent. The Holder is acquiring the Conversion Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder further represents that it will not violate the Securities Act of 1933, as amended (the “Securities Act”) and does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to the Conversion Shares.

d.             Residency. The residency of the Holder (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth in Section 7(e) herein.

e.             Speculative Nature of Investment. The Holder understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. The Holder can bear the economic risk of Holder’s investment and is able, without impairing   Holder’s financial condition, to hold the Conversion Shares for an indefinite period of time and to suffer a complete loss of  Holder’s investment.

f.             Accredited Investor. The Holder is an “accredited investor’ within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

g.            Tax Advisors. The Holder has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, the Holder relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

5.            Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Holder:

a.           Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors of the Company or the Company’s stockholders in connection therewith.  This Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

6.           Release by the Holder.  In consideration of the foregoing and upon receipt of the Conversion Shares, Holder releases and discharges Company, Company’s officers, directors, principals, control persons, past and present employees, insurers, successors, and assigns (“Company Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against Company Parties the Holder ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release relating to the Accrued Note Interest.  The Holder hereby confirms that, upon receipt of the Conversion Shares, the Company shall have no obligation to pay any unpaid interest accrued on the Notes as of the Effective Date.  The Holder represents and warrants that no other person or entity has any interest in the matters released herein, and that he has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein

7.           Miscellaneous

a.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

b.           Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed under the laws of the State of New York without regard to the choice of law principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York located in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or therewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives any objection that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

c.           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

d.           Counterparts/Execution.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains an electronic file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic file signature page (as the case may be) were an original thereof.

e.           Notices.  Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other in writing.

If to the Company, to:	Berkshire Homes, Inc.
2375 East Camelback Road
Suite 600
Phoenix, AZ 85016

If to Holder, to:	[___]

f.           Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith.

g.           Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance.  Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

h.           Headings.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

BERKSHIRE HOMES, INC.

By:____________________________________
Name:
Title:

HOLDER:

[____]

By:____________________________________
Name:
Title: